Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S‑3 (File No.  333-225604) and on Forms S‑8 (File Nos. 333‑148682, 333‑159938, 333‑168786, 333-182821, 333‑190435, 333‑197873, 333-203924, 333-211277, 333-218911, 333-226548 and 333-231542) of AMAG Pharmaceuticals, Inc. of our report dated March 6, 2020, except for the effects of the revision discussed in Note X to the consolidated financial statements and the matter discussed in the second paragraph of Management's Annual Report on Internal Control over Financial Reporting, as to which the date is September 15, 2020 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Amendment No. 1 on Form 10‑K/A.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
September 15, 2020